EX. 16.1

May 17, 2016
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated May 17, 2016, of The Knoll Retirement Savings Plan and are in agreement with the statements contained in the third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Baker Tilly Virchow Krause, LLP